EXHIBIT 99.1

TheStreet.com Appoints Daryl Otte New Chief Executive Officer

NEW YORK, May 19, 2009 (BUSINESSWIRE) -- TheStreet.com, Inc. (NASDAQ: TSCM; http://www.thestreet.com), a leading online financial media company, announced today that it has appointed Daryl Otte as Chief Executive Officer. Mr. Otte had previously been the Company’s Interim CEO, a position he was named to in March 2009.

“The Board has great confidence in Daryl, based on his prior experience as well as his recent performance in the role of Interim CEO.  I am delighted that he has agreed to lead  the team,” said James J. Cramer, the Company’s chairman of the board.

Mr. Otte, 47,  has served as a Director of the Company since 2001 and has previously served as the Chairman of the Company’s Audit Committee. He is a founding partner of Montefiore Partners, a venture capital investment fund management firm. Prior to founding Montefiore Partners in 2000, Mr. Otte was senior vice president and member of the executive committee of Ziff-Davis, Inc., a leading media company. During his service at Ziff-Davis from 1995 through 2000, Mr. Otte initiated and managed acquisition and development projects and venture investments, including some of the early commercialization efforts of the Internet.

About TheStreet.com, Inc.
TheStreet.com is a leading online financial media company. It engages audiences on video and digital platforms through some of the Web's best known sites: TheStreet.com, RealMoney.com, Stockpickr.com, BankingMyWay.com, MainStreet.com, Rate-Watch.com and Promotions.com. Through this network, the company produces and distributes content in all areas where life and money intersect to inform, engage and activate one of the most affluent, influential audiences on the Web today. For more information and to get stock quotes and business news, visit http://www.thestreet.com.

SOURCE: TheStreet.com, Inc.

CONTACT: TheStreet.com, Inc.
Rebecca Updegraph, Investor Relations
Phone: 212-321-5008
Email: IR@TheStreet.com